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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference into the Titan Corporation's previously filed registration statements (as amended, as applicable) File Numbers 33-4041, 33-9570, 33-12119, 33-15680,
33-37827, 33-56762, 33-65123, 33-83402, 333-07413, 333-10919, 333-10965,
333-30947, 333-57651, 333-66149, 333-47633, 333-66147, 333-67341, 333-68621,
333-90133 and 333-90139 of our report dated December 28, 1999 related to the financial statements of Transnational Partners II, LLC included in this Form 8-K/A. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

                                          ARTHUR ANDERSEN LLP

San Diego, California
January 24, 2000